The information in this preliminary prospectus supplement is not complete and may be changed.
  Filed Pursuant to Rule 424(b)(2)
 Registration No. 333-262892
Subject to Completion
Preliminary Prospectus Supplement dated March 17, 2022
P R O S P E C T U S   S U P P L E M E N T
(To prospectus dated February 22, 2022)
2,000,000 Shares of Common Stock
SOLAREDGE TECHNOLOGIES, INC.
We are offering and selling 2,000,000 shares of our common stock, par value $0.0001 per share in this offering. We expect to receive proceeds of $      from the sale of shares of our common stock offered and sold by us in this offering.
Our common stock is listed on the NASDAQ Global Select Market under the symbol “SEDG”. The last reported sale price of our common stock on March 16, 2022 was $334.16 per share.
	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Us (before expenses)	$	$
We have granted the underwriters an option to purchase up to an additional 300,000 shares of our common stock from us directly, exercisable within 30 days from the date of this prospectus supplement.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and on page 6 of the accompanying prospectus.
Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares on or about         , 2022.
Joint Book-Running Managers
Goldman Sachs & Co. LLCJ.P. MorganMorgan Stanley
The date of this prospectus supplement is March   , 2022.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

S-i

About this Prospectus Supplement
We provide information to you about this offering of common stock in two separate documents. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides general information about our common stock. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in this prospectus supplement.
It is important for you to read and consider all of the information contained in this prospectus supplement, the documents incorporated by reference herein and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.
We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.
Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “SolarEdge,” “the Company,” “we,” “us” and “our” refer to SolarEdge Technologies, Inc. and its subsidiaries.
All references in this prospectus supplement to the Annual Report on Form 10-K for the year ended December 31, 2021 refer to the Annual Report on Form 10-K as filed with the SEC on February 22, 2022.

S-ii

Special Note Regarding
Forward-Looking Statements
In addition to historical facts, this prospectus supplement, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We make forward-looking statements in this prospectus supplement that are subject to risks and uncertainties. These forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, new products and services, financing and investment plans, competitive position, industry and regulatory environment, effects of acquisitions, growth opportunities, and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “seek,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or similar expressions and the negatives of those terms.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this filing. Important factors that could cause actual results to differ materially from our expectations include:
•
existing and future responses to and effects of Covid-19;

•
future demand for renewable energy including solar energy solutions;

•
changes to net metering policies or the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar energy applications;

•
changes in the U.S. trade environment, including the imposition of import tariffs;

•
federal, state and local regulations governing the electric utility industry with respect to solar energy;

•
the retail price of electricity derived from the utility grid or alternative energy sources;

•
interest rates and supply of capital in the global financial markets in general and in the solar market specifically;

•
competition, including introductions of power optimizer, inverter and solar PV system monitoring products by our competitors;

•
developments in alternative technologies or improvements in distributed solar energy generation;

•
historic cyclicality of the solar industry and periodic downturns;

•
defects or performance problems in our products;

•
our ability to forecast demand for our products accurately and to match production with demand;

•
our dependence on ocean transportation to timely deliver our products in a cost-effective manner;

•
our dependence upon a small number of outside contract manufacturers and limited or single source supplier;

•
capacity constraints, delivery schedules, manufacturing yields and costs of our contract manufacturers and availability of components;

•
delays, disruptions and quality control problems in manufacturing;

•
shortages, delays, price changes or cessation of operations or production affecting our suppliers of key components;

•
business practices and regulatory compliance of our raw material suppliers;

•
performance of distributors and large installers in selling our products;

S-iii

•
our customers’ financial stability, creditworthiness and debt leverage ratio;

•
our ability to retain key personnel and attract additional qualified personnel;

•
our ability to effectively design, launch, market and sell new generations of our products and services;

•
our ability to maintain our brand and to protect and defend our intellectual property;

•
our ability to retain, and events affecting, our major customers;

•
our ability to manage effectively the growth of our organization and our expansion into new markets;

•
our ability to integrate acquired businesses;

•
fluctuations in global currency exchange rates;

•
unrest, terrorism or armed conflict in Israel;

•
general economic conditions in our domestic and international markets;

•
consolidation in the solar industry among our customers and distributors;

•
our ability to service our debt; and

•
the factors described under the heading “Risk Factors” in this prospectus supplement and the other factors set forth under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the SEC.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements, which are discussed in this prospectus supplement and in our filings with the SEC, including in the sections titled “Risk Factors.”
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update publicly any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statement, for any reason after the date of this prospectus supplement, even if new information becomes available in the future.

S-iv

Summary
This summary highlights some basic information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus we authorize for use in connection with this offering, before making an investment decision. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the common stock is appropriate for you. Except as otherwise indicated and unless the context otherwise requires, the terms as used in this section, “we,” “our,” and “us” refer to SolarEdge Technologies, Inc. and its consolidated subsidiaries. Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional common stock.
Overview
We are a leading provider of an optimized inverter solution that changed the way power is harvested and managed in photovoltaic (also known as PV) systems. Our direct current, or DC, optimized inverter system maximizes power generation while lowering the cost of energy produced by the PV system for improved return on investment, or ROI. Additional benefits of the DC optimized inverter system include: comprehensive and advanced safety features, improved design flexibility, efficient integration (DC coupled) with SolarEdge storage solutions, and improved operation and maintenance, or O&M, with remote monitoring at the module-level. The typical SolarEdge optimized inverter system consists of our inverters, power optimizers, a communication device, which enables access to a cloud-based monitoring platform and, in many cases, a battery and additional smart energy management solutions. Our solutions address a broad range of solar market segments, from residential solar installations to commercial and small utility-scale solar installations. Since we began commercial shipments in 2010, we have shipped approximately 29.5 gigawatts (“GW”) of our DC optimized inverter systems and our products have been installed in solar PV systems in 133 countries.
Since introducing the optimized inverter solution in 2010, SolarEdge has expanded its activity to other areas of smart energy technology, both through organic growth and through acquisitions. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge now offers energy solutions which include not only residential, commercial, and large scale PV systems but also product offerings in the areas of energy storage systems, or ESS, and backup, electric vehicle, or EV, components and charging capabilities, home energy management, grid services and virtual power plants (“VPPs”), lithium-ion batteries and uninterrupted power supplies, known as UPS solutions.
We primarily sell our products indirectly to thousands of solar installers through large distributors and electrical equipment wholesalers and directly to large solar installers and engineering, procurement, and construction firms (“EPCs”). Our customers include leading providers of solar PV systems to residential and commercial end users, key solar distributors, and electrical equipment wholesalers, as well as several PV module manufacturers that offer PV modules with our power optimizer physically embedded into their modules.
The PV industry is surveyed by IHS Markit, an analytics company that ranked SolarEdge as the top PV inverter supplier world-wide by revenues as of the published “IHS PV Inverter Market Tracker — Fourth Quarter 2021”.
As of December 31, 2021, we have shipped in the aggregate approximately 83.9 million power optimizers and 3.5 million inverters. More than 2.45 million PV installations, many of which may include multiple inverters, are currently connected to, and monitored through, our cloud-based monitoring platform.
Risk Factors
An investment in our common stock involves substantial risk. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that, among others (including the others listed in the section entitled “Risk Factors” below), could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:
•
We cannot be certain that we will sustain or grow our current level of profitability in the future.

•
The rapidly evolving and competitive nature of the solar industry makes it difficult to evaluate our future prospects. Our entry into other adjacent markets through recent acquisitions is new and highly competitive and it is difficult to evaluate our future in these new markets as well.

•
If demand for solar energy solutions does not continue to grow or grows at a slower rate than we anticipate, our business and results of operations will suffer.

•
The current revenues generated from our e-Mobility business are dependent on orders from Stellantis, a leading automotive manufacturer. The automotive industry is facing significant shortages of components and resulting slowdown in manufacturing could delay orders of our powertrain kits.

•
An increase in interest rates or tightening of the supply of capital in the global financial markets could make it difficult for end-users to finance the cost of a solar PV system and could reduce the demand for smart energy products and thus demand for our products.

•
Developments in alternative technologies or improvements in distributed solar energy generation may have a material adverse effect on demand for our offerings.

•
The solar industry has historically been cyclical and experienced periodic downturns.

•
We depend upon a small number of outside contract manufacturers. Our operations could be disrupted if we encounter problems with these contract manufacturers.

•
We may experience delays, disruptions, or quality control problems in our manufacturing operations.

•
We rely on distributors and large installers to assist in selling our products, and the failure of these customers to perform as expected could reduce our future revenues.

•
Disruption in our global supply chain and rising prices of oil and raw materials as a result of the conflict between Russia and Ukraine may negatively impact our businesses.

•
If we fail to build our non-solar businesses and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

•
Our business could be materially adversely affected as a result of the risks associated with acquisitions and investments. In particular, we may not succeed in future acquisitions or be effective in integrating such acquisitions.

•
Lithium-Ion used in our battery cells and packs can potentially catch fire or vent smoke and cause damage or injury.

•
Conditions in Israel affect our operations and may limit our ability to develop, produce and sell our products.

•
The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for solar PV systems and harm our business.

•
Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory, and economic barriers to the purchase and use of solar PV systems that may significantly reduce demand for our products or harm our ability to compete. In addition, determinations of various regulatory bodies regarding lack of compliance with certifications or other regulatory requirements could harm our ability to sell our products in certain countries.

•
The ongoing Covid-19 pandemic, and global measures taken in response thereto have adversely impacted, and may continue to adversely impact, our operations and financial results.

•
We are dependent on ocean transportation to deliver our products in a cost-efficient manner. If we are unable to use ocean transportation to deliver our products, our business and financial condition could be materially and adversely impacted.

•
Third parties may assert that we are infringing upon their intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate.

•
Provisions in our certificate of incorporation and by-laws may have the effect of delaying or preventing a change of control or changes in our management.

•
We do not intend to pay any cash dividends on our common stock in the foreseeable future.

Corporate information
We were incorporated in Delaware in 2006. Our principal executive offices are located at 1 HaMada Street, Herziliya Pituach 4673335, Israel and our telephone number at this address is 972 (9) 957-6620. Our website is www.solaredge.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement and is not incorporated by reference herein. We have included our website address in this prospectus supplement solely for informational purposes.

The Offering
Issuer
SolarEdge Technologies, Inc., a Delaware corporation
Common Stock Offered by Us
2,000,000 shares of our common stock (or 2,300,000 shares of our common stock if the underwriters’ option to purchase 300,000 additional shares of our common stock is exercised in full).
Shares of Our Common Stock to be Outstanding Immediately Following This Offering
54,815,395 shares of our common stock (or 55,115,395 shares of our common stock if the underwriters’ option to purchase additional shares of our common stock is exercised in full), which is based on an aggregate offering of 2,000,000 shares of our common stock.1
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $      ($      if the underwriters’ option to purchase additional shares of our common stock is exercised in full), after deducting the underwriters’ discount and estimated offering expenses payable by us.
We expect to use the net proceeds from this offering for general corporate purposes, which may include acquisitions. However, we do not have agreements or commitments for any acquisitions at this time. Pending these uses, we intend to invest the net proceeds in high-quality, short-term fixed income instruments which include corporate, financial institution, federal agency or U.S. government obligations. Accordingly, we will retain broad discretion over the use of these proceeds. See “Use of Proceeds.”
Exchange Listing
Our common stock is traded on the NASDAQ Global Select Market under the symbol “SEDG.”
Transfer Agent and Registrar for Our Common Stock
American Stock Transfer & Trust Company, LLC.
Risk Factors
An investment in the common stock involves risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including “Special Note Regarding Forward-Looking Statements” in this prospectus supplement, before making an investment decision.

1
Calculated based on 52,815,395 shares outstanding as of December 31, 2021, excluding shares of common stock issuable under our share incentive plans including our employee stock purchase plan, and shares of common stock issuable upon conversion of our 0.000% Convertible
Senior Notes due 2025. As of December 31, 2021, 2,342,847 shares of common stock were subject to outstanding option and restricted share unit awards under our share incentive plans, of which
373,664 shares of common stock were issuable with respect to options that were vested and exercisable and 2,276,810 shares of common stock were issuable upon conversion of our 0.000% Convertible Senior Notes due 2025.

Summary Consolidated Financial Information
The following tables summarize our consolidated financial data. The summary consolidated statement of operations data for each of the fiscal years ended December 31, 2021, 2020 and 2019, and the summary consolidated balance sheet data as of December 31, 2021 and 2020 are derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2019 are derived from audited consolidated financial statements that are not incorporated by reference in this prospectus supplement.
Our historical results are not necessarily indicative of our results to be expected in any future period. The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes, as well as other financial information incorporated by reference in this prospectus supplement, including the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our Annual Report on Form 10-K for the year ended December 31, 2021. See “Where You Can Find Additional Information” in this prospectus supplement.
	Years Ended December 31,
	2021	2020	2019
U.S. dollars in thousands (except share and per share data)
Consolidated Statements of Operations Data:
Revenues	$1,963,865	$1,459,271	$1,425,660
Cost of revenues	1,334,547	997,912	946,322
Gross profit	629,318	461,359	479,338
Operating expenses:
Research and development	219,633	163,123	121,351
Sales and marketing	119,000	95,985	87,984
General and administrative	82,196	63,119	49,361
Other operating expenses (income), net	1,350	(3,429)	30,696
Total operating expenses	422,179	318,798	289,392
Operating income	207,139	142,561	189,946
Financial income (expenses), net	(19,915)	21,105	(11,343)
Income before income taxes	187,224	163,666	178,603
Income taxes	18,054	23,344	33,646
Net income	$169,170	$140,322	$144,957
Net loss attributable to non-controlling interests	—	—	1,592
Net income attributable to SolarEdge Technologies, Inc.	$169,170	$140,322	$146,549
Net basic earnings per share of common stock	$3.24	$2.79	$3.06
Net diluted earnings per share of common stock	$3.06	$2.66	$2.90
Weighted average number of shares used in computing net basic earnings per share of common stock	52,202,182	50,217,330	47,918,938
Weighted average number of shares used in computing net diluted earnings per share of common stock	55,971,030	52,795,475	50,195,661

	As of December 31,
	2021	2020	2019
U.S. dollars in thousands (except share and per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$530,089	$827,146	$223,901
Available-for-sale marketable securities	649,956	291,121	211,021
Total assets	2,892,060	2,437,109	1,494,624
Total debt	622,965	591,627	15,846
Total stockholders’ equity	$1,310,039	$1,085,757	$811,670
	Years Ended December 31,
	2021	2020	2019

Key Operating Metrics:
Inverters shipped	789,565	661,904	665,520
Power optimizers shipped	18,568,297	15,462,162	15,801,378
Megawatts shipped(1)	7,159	6,106	5,618

(1)
Calculated based on the aggregate nameplate capacity of inverters shipped during the applicable period. Nameplate capacity is the maximum rated power output capacity of an inverter as specified by the manufacturer.

Risk Factors
In considering whether to invest in our common stock, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2021, as well as the additional risks described below. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.
Risks related to Our Business and Our Industry
We cannot be certain that we will sustain our current level of profitability in the future.
Our revenue and profitability for the year ended December 31, 2020 did not grow as we previously anticipated mainly due to the adverse effects of Covid-19 on demands for our products, and on the global economy in general. In 2021, we experienced an increase in revenues and profitability when compared to the same period in 2020. However, in the future, our revenues from both solar and non-solar business may not grow at the pace we anticipate, or may decline for a number of reasons, many of which are outside our control, including a decline in demand for our products, increased competition, a decrease in the growth of the solar industry, the short term and long term effects of Covid-19 on our industry and business and the recent industry trends including component shortages and supply chain disruptions due to ocean freight capacity, shipping times and port congestions as well as inflationary pressure, or our failure to continue to capitalize on growth opportunities. If we fail to maintain sufficient revenue to support our operations, we may not be able to sustain profitability. In addition, we expect to incur additional costs and expenses related to the continued development and expansion of our business, including in connection with recent or future acquisitions as well as ongoing marketing and developing our products, development of our own manufacturing facilities, expanding into new product markets and geographies, maintaining and enhancing our research and development operations and hiring additional personnel. We do not know whether our revenues will grow rapidly enough to absorb these costs or the extent of these expenses or their impact on our results of operations.
The rapidly evolving and competitive nature of the solar industry makes it difficult to evaluate our future prospects. Our entry into other adjacent markets through recent acquisitions is new and highly competitive and it is difficult to evaluate our future in these new markets as well.
The rapidly evolving and competitive nature of the solar industry makes it difficult to evaluate our current business and future prospects. In addition, we have limited insight into emerging trends that may adversely affect our business, financial condition, results of operations and prospects. Our non-solar businesses in adjacent markets, such as storage and e-Mobility are new to us and these are highly competitive markets in which we will need to compete. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including unpredictable and volatile revenues and increased expenses as our business continues to grow. The viability and demand for our products, may be affected by many factors beyond our control, including:
•
cost competitiveness, reliability and performance of solar PV systems compared to conventional and non-solar renewable energy sources and products;

•
competing new technologies at more competitive prices than those we offer for our products;

•
availability and amount of government subsidies and incentives to support the development and deployment of solar energy solutions;

•
the extent of deregulation in the electric power industry and broader energy industries to permit broader adoption of solar electricity generation;

•
prices of traditional carbon-based energy sources;

•
levels of investment by end-users of solar energy products, which tend to decrease when economic growth slows; and

•
the emergence, continuance or success of, or increased government support for, other alternative energy generation technologies and products.

If demand for solar energy solutions does not continue to grow or grows at a slower rate than anticipated, our business and results of operations will suffer.
Our revenues are primarily derived from products utilized in solar PV installations. Thus, our future success depends on continued demand for solar energy solutions and the ability of vendors to meet this demand. The solar industry is an evolving industry that has experienced substantial changes in recent years, and we cannot be certain that consumers, businesses, or utilities will adopt solar PV systems as an alternative energy source at levels sufficient to grow our business. If demand for solar energy solutions fails to continue to develop sufficiently, demand for our products will decrease, resulting in an adverse impact on our ability to increase our revenue and grow our business.
The current revenues generated from our e-Mobility business are dependent on orders from a leading automotive manufacturer. The automotive industry is facing significant shortages of components for their assembly and their slowdown in manufacturing could delay orders of our powertrain kits.
Shortages in components in the automotive industry, including semiconductors due in large part to strong cross-industry demand, have presented challenges and global production disruptions. Many leading automotive manufacturers have announced that these shortages will remain constrained and could extend into 2023. As a result, during 2021, our leading customer announced temporary suspensions of its manufacturing due to component shortages. These suspensions may occur again in 2022 and cause delays of orders for our powertrain units and an accumulation of inventory related to the production of these products, which in turn may have an adverse effect on our revenues, profitability and other financial results from this business.
Additionally, projects in the automotive industry are long term and involve a long qualification process. Our e-Mobility business currently does not have additional substantial projects in the pipeline beyond the project with Stellantis, which was announced in February 2021. Our inability to enter into additional projects may have an adverse effect on our revenues, profitability and other financial results from the e-Mobility business.
A drop in the retail price of electricity derived from the utility grid or from alternative energy sources may harm our business, financial condition, results of operations, and prospects.
Decreases in the retail prices of electricity from the utility grid, or other renewable energy resources, would make the purchase of solar PV systems less economically attractive and would likely lower sales of our products. The price of electricity derived from the utility grid could decrease as a result of:
•
construction of a significant number of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy, or other generation technologies;

•
relief of transmission constraints that enable local centers to generate energy less expensively;

•
reductions in the price of natural gas, or alternative energy resources other than solar;

•
utility rate adjustment and customer class cost reallocation;

•
energy conservation technologies and public initiatives to reduce electricity consumption;

•
development of smart-grid technologies that lower the peak energy requirements of a utility generation facility;

•
development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times; and

•
development of new energy generation technologies that provide less expensive energy.

Moreover, technological developments in the solar components industry could allow our competitors and their customers to offer electricity at costs lower than those that can be offered by us to our customers, which could result in reduced demand for our products. If the cost of electricity generated by solar PV installations incorporating our systems is high relative to the cost of electricity from other sources, our business, financial condition, and results of operations may be harmed.
An increase in interest rates or tightening of the supply of capital in the global financial markets could make it difficult for end-users to finance the cost of a solar PV system and could reduce the demand for smart energy products and thus demand for our products.
Many end-users depend on financing to fund the initial capital expenditure required to develop, build, or purchase a solar PV system. As a result, an increase in interest rates or a reduction in the supply of project debt financing or tax equity investments, could reduce the number of solar projects that receive financing or otherwise make it difficult for our customers or the end-users to secure the financing necessary to develop, build, purchase, or install a solar PV system on favorable terms, or at all, and thus lower demand for our products which could limit our growth or reduce our net sales. In addition, we believe that a significant percentage of end-users install solar PV systems as an investment, funding the initial capital expenditure through financing. An increase in interest rates could lower such end-user’s return on investment on a solar PV system, increase equity return requirements or make alternative investments more attractive relative to solar PV systems, and, in each case, could cause such end-users to seek alternative investments. Furthermore, the continuous effects of Covid-19 on the economy may detrimentally influence the end-users willingness to invest in solar PV systems, both due to end-users’ economic uncertainty as well as the market’s unwillingness to extend favorable financial terms to the end-users.
The market for our products is highly competitive and we expect to face increased competition as new and existing competitors introduce power optimizers, inverters, solar PV system monitoring and other smart energy products, which could negatively affect our results of operations and market share.
The market for solar PV solutions is highly competitive. We principally compete with traditional inverter manufacturers as well as microinverter manufacturers. Currently, our DC optimized inverter system competes with products from traditional inverter manufacturers, microinverter manufacturers, as well as emerging technology companies offering alternative MLPE products. Over the past few years, several new entrants to the inverter and MLPE market including low-cost Asian manufacturers, have announced plans to ship or have already shipped products in markets in which we sell our products, including, with respect to sales in the United States, Australia and in Europe. We expect competition to intensify as new and existing competitors enter the market. In addition, there are several new entrants that are proposing solutions to the rapid shutdown functionality which has become a regulatory requirement for PV rooftop solar systems in the United States. If these new technologies are successful in offering a price competitive and technologically attractive solution to the residential solar PV market, this could make it more difficult for us to maintain market share.
Several of our existing and potential competitors have the financial resources to offer competitive products at aggressive or below-market pricing levels, which could cause us to lose sales or market share or require us to lower prices for our products in order to compete effectively. If we have to reduce our prices by more than we anticipated, or if we are unable to offset any future reductions in our average selling prices by increasing our sales volume, reducing our costs and expenses or introducing new products, our revenues and gross profit would suffer.
In addition, competitors may be able to develop new products more quickly than us, may partner with other competitors to provide combined technologies and competing solutions and may be able to develop products that are more reliable or that provide more functionality than ours.
Developments in alternative technologies or improvements in distributed solar energy generation may have a material adverse effect on demand for our offerings.
Significant developments in alternative technologies, such as advances in other forms of distributed solar PV power generation, storage solutions, such as batteries, the widespread use or adoption of fuel cells for residential or commercial properties, or improvements in other forms of centralized power production, may have a material adverse effect on our business and prospects. Any failure by us to adopt new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence, the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.
The solar industry has historically been cyclical and experienced periodic downturns.
Our future success partly depends on continued demand for solar PV systems in the end-markets we serve, including the residential and commercial sectors in the United States and Europe. The solar industry has historically been cyclical and has experienced periodic downturns which may affect demand for our products. The solar industry has undergone challenging business conditions in past years, including downward pricing pressure for PV modules, mainly as a result of overproduction, and reductions in applicable governmental subsidies, contributing to demand decreases. Therefore, there is no assurance that the solar industry will not suffer significant downturns in the future, which will adversely affect demand for our solar products and our results of operations.
Defects or performance problems in our products could result in loss of customers, reputational damage, and decreased revenue, and we may face warranty, indemnity, and product liability claims arising from defective products.
Although our products meet our stringent quality requirements, they may contain undetected errors or defects, especially when first introduced or when new generations are released. Errors, defects, or poor performance can arise due to design flaws, defects in raw materials or components or manufacturing difficulties, which can affect both the quality and the yield of the product. Any actual or perceived errors, defects, or poor performance in our products could result in the replacement or recall of our products or components thereof, shipment delays, rejection of our products, damage to our reputation, lost revenue, diversion of our personnel from our product development efforts, and increases in customer service and support costs, all of which could have a material adverse effect on our business, financial condition, and results of operations.
Furthermore, defective components may give rise to warranty, indemnity, or product liability claims against us that exceed any revenue or profit we receive from the affected products. In most cases, we offer a minimum 12-year limited warranty for our inverters, extendable to twenty-five years for an additional cost, a 25-year limited warranty for our power optimizers and a 10-year limited warranty for our residential energy bank battery. Our limited warranties cover defects in materials and workmanship of our products under normal use and service conditions, therefore, we bear the risk of warranty claims long after we have sold products and recognized revenue. While we do have accrued reserves for warranty claims, our estimated warranty costs for previously sold products may change to the extent future products are not compatible with earlier generation products under warranty. Our warranty accruals are based on our assumptions and we do not have a long history of making such assumptions. As a result, these assumptions could prove to be materially different from the actual performance of our systems, causing us to incur substantial unanticipated expenses to repair or replace defective products in the future or to compensate customers for defective products. Our failure to accurately predict future claims could result in unexpected volatility in, and have a material adverse effect on, our financial condition. In particular, our residential energy hub battery is new on the market and we do not have the experience in servicing this product yet.
If one of our products were to cause injury to someone or cause property damage, then we could be exposed to product liability claims and lawsuits which could result in significant costs and liabilities if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position, and adversely affect sales of our products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in the residential solar industry could lead to unfavorable market conditions for the industry as a whole.
We depend upon a small number of outside contract manufacturers. Our operations could be disrupted if we encounter problems with these contract manufacturers.
While we are manufacturing a small portion of our products in Israel, we still heavily rely upon our contract manufacturers to manufacture most of our products. We mainly rely on two contract manufacturers.

Any change in our relationship or contractual terms with our contract manufacturers, or changes in our contract manufacturers’ ability to comply with their contractual obligations could adversely affect our financial condition and results of operations. Our reliance on a small number of contract manufacturers makes us vulnerable to possible capacity constraints and reduced control over component availability, delivery schedules, manufacturing yields and costs. Even though we have commenced manufacturing in our facility in Israel, the expected production volumes will not be sufficient to relieve our significant dependence on our contract manufacturers. In addition, we remain heavily dependent on suppliers of the components needed for our manufacturing.
The revenues that our contract manufacturers generate from our orders represent a relatively small percentage of their overall revenues. Therefore, fulfilling our orders may not be considered a priority in the event of constrained ability to fulfill all of their customer obligations in a timely manner, especially considering restrictions imposed by Covid -19. In addition, the facilities in which our products are manufactured are located outside of the U.S., currently in China, Vietnam, Israel, Hungary and most recently, Mexico, where the ramping up process has recently begun. The location of these facilities outside of key markets such as the U.S. increases shipping time, thereby causing a long lead time between manufacturing and delivery. In addition, for approximately twelve weeks in the third quarter of 2021, our manufacturing facility in Vietnam was shut down due to government imposed Covid-19 related lockdowns.
If either of our contract manufacturers were unable or unwilling to manufacture our products in required volumes and at high quality levels or continue to supply under existing terms, we would have to identify, qualify, and select acceptable alternative contract manufacturers, which may not be available to us when needed or may be unable to satisfy our quality or production requirements on commercially reasonable terms. Any significant interruption in manufacturing would require us to reduce our supply of products to our customers or increase our shipping costs to make up for delays in manufacturing, which in turn could reduce our revenues, harm our relationships with our customers, subject us to liquidated damages for late deliveries, and damage our reputation with local installers and potential end-users, all of which will cause us to forego potential revenue opportunities. Further, the ramp of a new contract manufacturer is time consuming and draining on the resources of our operations team.
We may experience delays, disruptions, or quality control problems in our manufacturing operations.
Our product development, manufacturing, and testing processes are complex and require significant technological and production process expertise involving several precise steps from design to production. Any change in our processes could cause one or more production errors, requiring a temporary suspension or delay in our production line until the errors can be identified and properly rectified. This may occur particularly as we introduce new products, modify our engineering and production techniques, and/or expand our capacity. In addition, our failure to maintain appropriate quality assurance processes could result in increased product failures, loss of customers, increased warranty reserve, increased costs and delays, all of which could have a material adverse effect on our business, financial condition, and results of operations.
We depend on a limited number of suppliers for key components and raw materials in our products to adequately meet anticipated demand. Due to the limited number of such suppliers, any changes or shortages in raw materials or key components we use could result in sales delays, higher costs associated with air shipments, cancellations, and loss of market share.
We depend on limited or single source suppliers for certain key components and raw materials used to manufacture our products, making us susceptible to quality issues, shortages, and price changes. Any of these limited or single source suppliers could stop supplying, or offering at commercially reasonable prices, our components or raw materials, cease operations or be acquired by, or enter into exclusive arrangements with our competitors. Because there are a few suppliers of raw materials used to manufacture our products, it may be difficult to timely identify and/or qualify alternate suppliers on commercially reasonable terms; therefore our ability to satisfy customer demand may be adversely affected. Transitioning to a new supplier or redesigning a product to accommodate a new component manufacturer would result in additional costs and delays that could harm our business or financial performance.

Managing our supplier and contractor relationships is particularly difficult when we are introducing new products. For example, as we began to ramp assembly and production of powertrain kits for the automotive industry, we became heavily reliant on new third-party suppliers that needed to be approved through rigorous testing and validation processes for use in our supply chain. Once selected, it is time consuming and costly to replace such vendors. The same is true for our recently introduced residential energy hub battery for production of which we rely on a single source for supply of the lithium ion cells. Any delay or shortage of supply or inability to deliver the components to our manufacturing facilities could harm our business or financial performance.
Any interruption in the supply of limited source components or raw materials for our products would adversely affect our ability to meet scheduled product deliveries to our customers and could result in lost revenue or higher expenses associated with increased air shipments required to meet customer demand in a timely manner, and would harm our business. For example, we continue to experience raw material shortages due to increased lead time which may affect our ability to timely receive certain components within the previously expected lead times. These shortages may result in a delay in sales, higher costs associated with air shipments, cancellations of orders by customers, liquidated damages for late deliveries and loss of market share.
Disruption in our global supply chain and rising prices of oil and raw materials as a result of the conflict between Russia and Ukraine may negatively impact our businesses.
The conflict that began between Russia and Ukraine in late February 2022, and the recent recognition by Russia of the independence of the self-proclaimed republics of Donetsk and Luhansk, in the Donbas region of Ukraine, may significantly amplify already existing disruptions to our supply-chain and logistics. Specifically, the conflict may disrupt the transit of goods by train from China to Europe, result in an increase in prices of certain raw materials sourced in Russia such as nickel and aluminum that are used in the manufacture of our products as well as increase oil prices that will in turn cause overall shipping costs to rise. In addition, the governments of the United States, the European Union, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia and the regions of Donetsk and Luhansk, as well as enhanced export controls on certain products and industries. These and any additional sanctions, as well as any counter responses by the governments of Russia or other jurisdictions, could adversely affect the global financial markets generally and levels of economic activity as well as increase financial markets volatility. Our compliance with these measures, and any additional measures or sanctions, as well as the resulting rise in prices of certain raw materials sourced in Russia and the prices of oil may disrupt our business and operations, and/or impact the pricing of our products.
We rely on distributors and large installers to assist in selling our products, and the failure of these customers to perform as expected could reduce our future revenues.
Our customers’ decisions to purchase our products are influenced by several factors outside of our control. The agreements we have with some of our largest customers do not have long-term purchase commitments and are generally cancellable by either party after a relatively short notice period. The loss of, or events affecting, one or more of these customers could have a material adverse effect on our business, financial condition, and results of operations.
In addition, we do not have exclusive arrangements with our third party distributors and large installers, many of which also market and sell products from our competitors. These distributors and large installers may terminate their relationships with us at any time and with little or no notice. Further, these distributors and large installers may fail to devote resources necessary to sell our products at the prices, in the volumes, and within the time frames that we expect, or may focus their marketing and sales efforts on products of our competitors. Termination of agreements with current distributors or large installers, failure by these distributors or large installers to perform as expected, or failure by us to cultivate new distributor or large installer relationships, could hinder our ability to expand our operations and harm our revenue and results of operations.
Mergers in the solar industry among our current or potential customers may adversely affect our competitive position.
There has been an increase in consolidation activities among distributors, large installers, and other strategic partners in the solar industry. For example, in October 2020, Sunrun, a leading provider of residential solar, battery storage and energy services, acquired Vivint Solar. If this consolidation continues, it will further increase our reliance on a small number of customers for a significant portion of our sales and may negatively impact our competitive position in the solar market.
Our planned expansion into new geographic markets or new product lines or services could subject us to additional business, financial, and competitive risks.
We have in the past, and may in the future, evaluate opportunities to expand into new geographic markets and introduce new product offerings and services. We also may from time to time engage in acquisitions of businesses or product lines with the potential to strengthen and expand our market position, technological capabilities, or provide synergy opportunities. For example, we intend to continue to introduce new products targeted at large commercial and utility-scale installations and to continue to expand into other international markets.
Our successful operation in these new markets, or any acquired business, will depend on a number of factors, including our ability to develop solutions to address the requirements of the large commercial and utility-scale solar PV markets, timely certification of new products for large commercial and utility-scale solar PV installations, acceptance of power optimizers in solar PV markets in which they have not traditionally been used, our ability to manage increased manufacturing capacity and production, and to identify and integrate any acquired businesses.
Further, we expect these new solar PV markets and additional markets we have entered, or may enter, into to have different characteristics from the markets in which we currently sell our products. Our success will depend on our ability to properly adapt to these differences, which include differing regulatory requirements, such as tax laws, trade laws, labor regulations, tariffs, export quotas, customs duties, or other trade restrictions, limited or unfavorable intellectual property protection, international, political or economic conditions, restrictions on the repatriation of earnings, longer sales cycles, warranty expectations, product return policies and cost, and performance and compatibility requirements. In addition, expanding into new geographic markets will increase our exposure to existing risks, such as fluctuations in the value of foreign currencies and increased expenses in complying with U.S. and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).
Failure to successfully develop and introduce these new products, successfully integrate acquired businesses or to otherwise manage the risks and challenges associated with our potential expansion into new product and geographic markets, could adversely affect our revenues and our ability to sustain profitability.
If we fail to build our non-solar businesses and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.
We have experienced significant growth in recent periods with our annual product sales growing rapidly from approximately 152,500 inverters and approximately 3.6 million power optimizers in the fiscal year ending June 30, 2015, to annual product sales exceeding 788,411 inverters and 18.6 million power optimizers in the year ended December 31, 2021. We intend to continue to expand our business significantly within existing and new markets. This growth has placed, and any future growth may place, a significant strain on our management, operational, and financial infrastructure. In particular, we will be required to expand, train, and manage our growing employee base and scale and otherwise improve our IT infrastructure in tandem with such headcount growth. Our management will also be required to maintain and expand our relationships with customers, suppliers, and other third parties and attract new customers and suppliers, as well as manage multiple geographic locations.
Our current and planned operations, personnel, customer support, IT, information systems, and other systems and procedures might be inadequate to support our future growth and may require us to make additional unanticipated investment in our infrastructure. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in an efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business plans or strategies, or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings, or other operational difficulties. Any failure to effectively manage growth could adversely impact our business and reputation.

Conversely, the global pandemic and resulting economic downturn in many regions require our ability to be flexible and decrease expenses where growth has slowed down. Our ability to timely react to market conditions is not always in our control and any inability to do so could also adversely impact our business.
We may not have the ability to raise the funds necessary to settle conversion of our Convertible Senior Notes or Notes in cash or to repurchase the Notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion of the Notes or to repurchase the Notes.
Holders of our 0.000% Convertible Senior Notes due 2025 (the “Notes”) have the right to require us to repurchase all or a portion of their Notes upon the occurrence of a fundamental change (as defined in the Indentures governing their respective Notes) at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid special interest, if any. In addition, upon conversion of the Notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the Notes being converted. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of Notes surrendered or Notes being converted. In addition, our ability to repurchase the Notes or to pay cash upon conversions of the Notes may be limited by law, regulatory authority or agreements governing our future indebtedness. Our failure to repurchase Notes at a time when the repurchase is required by the indenture governing such Notes or to pay cash upon conversion of the Notes as required by such indenture would constitute a default under such indenture. A default under the indenture governing the Notes or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Notes or make cash payments upon conversion of the Notes.
Any unauthorized access to, disclosure, or theft of personal information we gather, store, or use could harm our reputation and subject us to claims or litigation.
Our business and operations may be impacted by data security breaches and cybersecurity attacks, including attempts to gain unauthorized access to confidential data. We receive, store, and use certain personal information of our employees, customers, and the end-users of our customers’ solar PV systems. We take steps to protect the security, integrity, and confidentiality of the personal information we process; however, we have been subject to cybersecurity attacks and other information technology system disruptions in the past and, there is no guarantee that inadvertent or unauthorized access, use or disclosure will not occur despite our efforts. Because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we and our suppliers or vendors may be unable to anticipate these techniques or to implement adequate preventative or mitigatory measures.
Unauthorized use or disclosure of, or access to, any personal information maintained by us or on our behalf, whether through breach of our systems, breach of the systems of our suppliers or vendors by an unauthorized party, or through employee or contractor error, theft or misuse, or otherwise, could harm our business, particularly in light of the European General Data Protection Regulation, the California Consumer Privacy Act, and the China Personal Information Protection Law which came into effect November 1, 2021. If any such unauthorized use or disclosure of, or access to, such personal information were to occur, our operations could be seriously disrupted and we could be subject to demands, claims and litigation by private parties, and investigations, related actions, and penalties by regulatory authorities. In addition, we could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of foreign, federal, state, and local laws and regulations relating to the unauthorized access to, or use or disclosure of, personal information. Finally, any perceived or actual unauthorized access to, or use or disclosure of, such information could harm our reputation, substantially impair our ability to attract and retain customers, and have an adverse impact on our business, financial condition, and results of operations.
Third parties, our employees, or our vendors might gain unauthorized access to our network or seek to compromise our products and services.
Occasionally, we face attempts by others, including our own employees or vendors, to access our networks, to gain unauthorized access through the Internet, introduce malicious software to our information technology (IT) systems, or corrupt the processes of hardware and software products that we manufacture and services we provide. We or our products may be a target of computer hackers, organizations or malicious attackers who attempt to gain access to our network or data centers or those of our customers or end users; steal proprietary information related to our business, products, employees, and customers; or interrupt our systems or those of our customers or others. Occasionally, we encounter intrusions or attempts at gaining unauthorized access to our network. To date, none have resulted in any material adverse impact to our business or operations, although there can be no guarantee that such impacts will not be material in the future. While we seek to detect and investigate all unauthorized attempts and attacks against our network and products, and to prevent their recurrence where practicable, we remain potentially vulnerable to additional known or unknown threats. In addition to intentional third-party cyber-security breaches, the integrity and confidentiality of Company and customer data may be compromised as a result of human error, product defects, or technological failures. Cyber-security breaches, whether successful or unsuccessful, and other IT system interruptions, including those resulting from human error and technological failures, could subject us to significant costs arising from, among others, rebuilding internal systems, reduced inventory value, providing modifications to our products and services, defending against litigation, responding to official inquiries or actions, paying damages, or taking other remedial steps with respect to third parties.
Our entry into business engagements with military bodies as our customers in the lithium-ion battery and energy storage business embodies a risk for potentially large-scale and uncapped liability.
As a result of the acquisition of Kokam, we sell a small portion of our products to customers who integrate our storage systems or cells and then sell these products to military customers. Our sales to military customers often involve standard form contracts, which may not be subject to negotiation. In particular, certain of these contracts involve unlimited damages provisions that could result in large-scale liabilities.
Our business could be materially adversely affected as a result of the risks associated with acquisitions and investments. In particular, we may not succeed in future acquisitions or be effective in integrating such acquisitions.
As part of our growth strategy, we have made a number of acquisitions, and may continue to make acquisitions and investments in the future. We frequently evaluate the tactical or strategic opportunities available related to complementary businesses, products or technologies. There can be no assurance that we will be successful in making additional acquisitions. Even if we are successful in making additional acquisitions, integrating an acquired company’s business into ours or investing in new technologies may result in unforeseen operating difficulties and large expenditures and absorb significant management attention that would otherwise be available for the ongoing development of our business, both of which may result in the loss of key customers or personnel and expose us to unanticipated liabilities. Further, we may not be able to retain the key employees that may be necessary to operate the businesses we acquire and we may not be able to attract, in a timely manner, new skilled employees and management to replace them.
We may not be able to consummate acquisitions or investments that we have identified as crucial to the implementation of our strategy for other commercial or economic reasons. Further, we may not be able to obtain the necessary regulatory approvals, including those of competition authorities and foreign investment authorities, in countries where we seek to consummate acquisitions or make investments. For those and other reasons, we may ultimately fail to consummate an acquisition, even if we announce the intended acquisition.
Lithium-Ion used in our battery cells and packs can potentially catch fire or vent smoke and cause damage or injury.
The battery cells and packs produced by our subsidiary, Kokam, and the SolarEdge energy bank battery which launched during the second quarter of 2021 make use of lithium-ion cells. We regularly test our products and take safety measures when manufacturing, selling and installing battery cells and packs. However, due to the high energy density of lithium-ion cells, mishandling, inappropriate storage or delivery, non-compliance with safety instructions or field failures can potentially cause a battery cell to rapidly release its stored energy, which may in turn cause a thermal event that can ignite nearby materials, including other lithium-ion cells. As the use of lithium-ion batteries becomes more widespread, these events may occur more often, causing damage to property, injury, lawsuits and adverse publicity, which may adversely affect our reputation, results of operations or financial condition.
Conditions in Israel affect our operations and may limit our ability to develop, produce and sell our products.
Our headquarters and research and development center are located in Israel. Accordingly, political, economic, and military conditions in Israel directly affect us. Israel has been involved in a number of armed conflicts and is the target of terrorist activity, including threats from Hezbollah militants in Lebanon, Iranian militia in Syria, and others. Ongoing state of hostility, which at times has resulted in rocket fire from the Gaza Strip, has occurred on an irregular basis, disrupting day-to-day civilian activity and negatively affecting business conditions. We cannot predict whether or when such armed conflicts or attacks may occur or the extent to which such events may impact us. Any future armed conflict, political instability or violence in the region may impede our ability to manage our business effectively, operate our manufacturing plant in northern Israel, engage in research and development, or otherwise adversely affect our business or operations. In the event of war, we may be forced to cease operations, which may cause delays in the distribution and sale of our products. Some of our directors, executive officers, and employees in Israel are obligated to perform annual reserve duty in the Israeli military and are subject to being called for additional active duty under emergency circumstances. In the event that our principal executive office is damaged as a result of hostile action, or hostilities otherwise disrupting the ongoing operation of our offices, our ability to operate could be materially adversely affected.
Additionally, several countries principally in the Middle East, restrict doing business with Israeli companies, and additional countries and groups may impose similar restrictions if hostilities in Israel or political instability in the region continue or increase. If instability in neighboring states results in the establishment of fundamentalist Islamic regimes or governments more hostile to Israel, or if Egypt, Turkey, or Jordan abrogates its respective peace treaty with Israel, Israel could be subject to additional political, economic, and military confines, and our operations and ability to sell our products to countries in the region could be materially adversely affected.
Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could have a material adverse effect on our business, financial condition, and results of operations.
The tax benefits that are available to us under Israeli law require us to meet various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.
Our Israeli subsidiary was eligible for certain tax benefits provided to “Benefited Enterprises” under the Israeli Law for the Encouragement of Capital Investments, 1959 (the “Investments Law”). Beginning in January 2019, and with respect to its taxable results from 2019 onwards, our Israeli subsidiary further elected to apply the terms of the Investments Law as per “Preferred Enterprise” (“PE”) or “Preferred Technological Enterprise” (“PTE”). In order to remain eligible for the tax benefits for “Benefited Enterprises” with respect to our Israeli subsidiary’s taxable results until 2018 and with respect to its taxable results from 2019 for PE or PTE, we must continue to meet certain conditions stipulated in the Investments Law and its regulations, as amended. If these tax benefits are reduced, cancelled, or discontinued, our Israeli taxable income would be subject to regular Israeli corporate tax rates and we may be required to refund any tax benefits that we have already received, plus interest and penalties thereon. The statutory corporate tax rate for Israeli companies is 23% as of January 1, 2018 and onward. Additionally, if we increase our activities outside of Israel through acquisitions or otherwise through our Israeli subsidiary, our existing or expanded activities might not be eligible for inclusion in existing or future Israeli tax benefit programs. The Israeli government may furthermore independently determine to reduce, phase out, or eliminate entirely the benefit programs under the Investments Law, regardless of whether we then qualify for benefits under those programs at the time, which would also adversely affect our global tax rate and our results of operations.
It may be difficult to enforce a judgment of a U.S. court against our officers and directors, to assert U.S. securities laws claims in Israel, or to serve process on our officers and directors.
Many of our directors and executive officers, their assets, and most of our assets are located outside of the U.S. Consequently, a judgment obtained against any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the U.S. It also may be difficult to effect service of process on these persons in the U.S. or to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws on the grounds of forum non conveniens. In addition, even if an Israeli court hears a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a lengthy and costly process. Further, an Israeli court may not enforce a judgment awarded by a U.S. or other non-Israeli court. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses these matters. As a result of the difficulty associated with enforcing a judgment against any of these persons in Israel, judgment against many of our directors and executive officers may be unachievable or unenforceable.
We are dependent on ocean transportation to deliver our products in a timely and cost-efficient manner. If we are unable to use ocean transportation to deliver our products, our business and financial condition could be materially and adversely impacted.
We rely on ocean transportation for the delivery of most of our products to our customers, and when unavailable, incompatible with customer delivery time requirements, or when we are unable to accommodate accelerated delivery times due to growing customer volume demands, we rely on alternative, more expensive air transportation. Our ability to deliver our products via ocean transportation could be adversely impacted by shortages in available cargo capacity, changes by carriers and transportation companies in policies and practices, such as scheduling, pricing, payment terms and frequency of service or increases in the cost of fuel, taxes and labor, disruptions to ports and other shipping facilities as a result of the Covid-19 or other epidemics, and other factors not within our control. If we are unable to use ocean transportation and are required to substitute more expensive air transportation, our financial condition and results of operations could be materially and adversely impacted.
In the year ended December 31, 2021, we experienced and continue to experience an increase in the cost of goods sold due to an increase in shipping rates that resulted from a reduction in ocean freight capacity, the accumulation of containers in the U.S. and Europe that were not returned to Asia and the reduction in the availability of air freight that increased the demand for ocean freight.
We also experienced and expect to continue to experience disruptions to our logistics supply chain caused by constraints in the global transportation system, including limited availability of local ground transportation coupled with congestion in ports and borders. The factors discussed above caused transit time to almost double in 2021 compared to pre-pandemic transit time. In the second half of 2021, the Chinese rail company, which was routinely used by us to ship products out of China, cancelled allocations of containers for shipments from China to Europe. In the fourth quarter of 2021, trucks carrying our products were stuck between the borders of Kazakhstan, Mongolia and China when such borders closed due to governmental mandates related to Covid-19. We also experienced congestion in other borders, such as the Vietnam border, which was closed periodically in 2021 due to Covid-19 governmental mandates. Even when borders were opened, there was a severe backlog of trucks waiting to cross the border which created further delays. There is no assurance that these delays and increased costs in goods sold will not continue in 2022.
Fluctuations in currency exchange rates may negatively impact our financial condition and results of operations.
Although our financial results are reported in U.S. dollars, 54.3% of our revenues in the year ended December 31, 2021 were generated in currencies other than the U.S. dollar. In addition, a significant portion of our operating expenses are accrued in New Israeli Shekels (primarily related to payroll), the Euro and to a lesser extent, the South Korean Won (“KRW”) and other currencies. As detailed in the Foreign Currency Exchange Risk under Item 7A — Quantitative and Qualitative Disclosures About Market Risk of Part II of our Annual Report on Form 10-K for the year ended December 31, 2021, our profitability is affected by movements of the U.S. dollar against the Euro, and, to a lesser extent, the New Israeli Shekel, KRW and other currencies in which we generate revenues, incur expenses, and maintain cash balances. Foreign currency fluctuations may also affect the prices of our products which are denominated primarily in U.S. dollars. If there is a devaluation of a particular currency, the prices of our products will increase relative to the local currency and may be less competitive. Despite our efforts to minimize foreign currency risks, primarily by maintaining cash balances in New Israeli Shekels, significant long-term fluctuations in relative currency values, in particular a significant change in the relative values of the Euro, New Israeli Shekel, KRW and other currencies, against the U.S. dollar could have an adverse effect on our profitability and financial condition.
Occasionally, we may enter into derivative financial instruments to hedge the exchange rates impacts on our assets and liabilities denominated in Israeli Shekels, Euro, KRW and other currencies.
Our hedging activities may also contribute to increased losses as a result of volatility in foreign currency markets. If foreign exchange currency markets continue to be volatile, such fluctuations in foreign currency exchange rates could materially and adversely affect our profit margins and results of operations in future periods and may make it difficult to hedge our foreign currency exposures effectively.
Risks Related to Legal, Compliance and Regulations
The reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications could reduce demand for solar PV systems and harm our business.
Federal, state, local and foreign government bodies provide incentives to promote solar electricity in the form of rebates, tax credits or exemptions and other financial incentives. The market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, often depends in large part on the availability and size of government and economic incentives. Because our customers’ sales are typically into the on-grid market, the reduction, elimination or expiration of government subsidies and incentives for on-grid solar electricity may negatively affect the desirability of solar electricity and could harm or halt the growth of the solar electricity industry and our business. For example, in 2015 the U.S. Congress passed a multi-year extension to the solar Investment Tax Credit (“ITC”), which helped grow the U.S. solar market. As of January 1, 2022, the ITC is 26 percent of expenditures from residential or commercial projects. By January 1, 2024, the ITC is expected to drop to 10 percent for commercial projects and is expected to be completely phased out for residential projects. The potential reduction and termination of the ITC could reduce the demand for solar energy solutions in the U.S. which would have an adverse impact on our business, financial condition, and results of operations. Furthermore, due to the continued economic downturn from Covid-19, many of the institutions utilizing the ITC may significantly pull back or no longer have the ability to invest, meaning that financing for solar projects may become seriously diminished.
In general subsidies and incentives may expire on a particular date, end when the allocated funding is reduced or terminated due to, inter alia, legal challenges, adoption of new statutes or regulations or the passage of time, they often occur without warning.
In addition, several jurisdictions have adopted renewable portfolio standards mandating that a certain portion of electricity delivered by utilities to customers come from a set of eligible renewable energy resources, such as solar, by a certain compliance date. Under some programs, a utility can receive a “credit” for renewable energy produced by a third party by either purchasing the electricity directly from the producer or paying a fee to obtain the right to renewable energy generated but used or sold by the generator. A renewable energy credit allows the utility to add this electricity to its renewable portfolio requirement without actually expending the capital for generating facilities. However, there can be no assurances that such policies will continue. Reduction or elimination of renewable portfolio standards or successful efforts to meet current standards could harm or halt the growth of the solar PV industry and our business.
Changes to net metering policies may reduce demand for electricity from solar PV systems and harm our business.
Our business benefits from favorable net metering policies in most U.S. states and some European countries, that allows a solar PV system owner to pay his or her electric utility only for power usage net of production from the solar PV system. System owners receive credit for the energy that the solar installation generates to offset energy usage at times when the solar installation is not generating energy. Under a net metering program, the customer typically pays for the net energy used or receives a credit against future bills if more energy is produced than consumed.

Most U.S. states have adopted some form of net metering. Yet, net metering programs have recently come under regulatory scrutiny in some U.S. states due to allegations that net metering policies inequitably shift costs onto non-solar ratepayers by allowing solar ratepayers to sell electricity at rates that are too high for utilities to recoup their fixed costs. For example, in 2019, Louisiana Public Service Commissions adopted net metering policies aiming at lowering the solar customers’ savings. In December 2021, the California Public Utilities Commission proposed lowering current net energy metering tariffs in addition to imposing a new grid-connection fee on new rooftop solar users. We cannot assure you that these programs will not be significantly modified going forward.
If the value of the credit that customers receive for net metering is reduced, end-users may be unable to recognize the current level of cost savings associated with net metering. The absence of favorable net metering policies or of net metering entirely, or the imposition of new charges that only or disproportionately affect end-users that use net metering would significantly limit demand for our products and could have a material adverse effect on our business, financial condition, results of operations and future growth.
Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory, and economic barriers to the purchase and use of solar PV systems that may significantly reduce demand for our products or harm our ability to compete. In addition, determinations of various regulatory bodies regarding lack of compliance with certifications or other regulatory requirements could harm our ability to sell our products in certain countries.
Federal, state, local and foreign government regulations and policies concerning the electric utility industry, and internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services, and could deter purchases of solar PV systems sold by our customers, significantly reducing the potential demand for our products. For example, utilities commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase the cost to use solar PV systems sold by our customers and make them less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, depending on the region, electricity generated by solar PV systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as to a flat rate, could require the price of solar PV systems and their component parts to be lower in order to compete with the price of electricity from the electric grid.
Changes in current laws or regulations applicable to us or the imposition of new laws and regulations in the U.S., Europe, or other jurisdictions in which we do business could have a material adverse effect on our business, financial condition and results of operations. Any changes to government or internal utility regulations and policies that favor electric utilities could reduce the competitiveness of solar PV systems sold by our customers, and causing a significant reduction in demand for our products and services. In addition, changes in our products or changes in export and import laws and implementing regulations may delay the introduction of new products in international markets, prevent our customers from deploying our products internationally or, in some cases, prevent the export or import of our products to certain countries altogether, resulting in a material adverse effect on our business, financial condition, and results of operations.
Compliance with various regulatory requirements and standards is a prerequisite for placing our products on the market in most countries in which we do business. We have all such certifications but there are at times challenges by local administrative telecommunications, consumer board or other authorities that can place sales bans on products. For example, in December 2021, the Swedish Electrical Safety Board announced that certain models of our power optimizers are subject to a sales ban under the allegation that they do not meet the Electromagnetic compatibility Directive. While we maintain our position that all current SolarEdge products are tested, approved and compliant with EU regulations and disagree with this order, any such rulings can have a negative impact on our business and reputation. Specific to this incident, we have already begun the transition to our next generation optimizers and so we do not expect any impact on our business in Sweden or elsewhere.

General Risks
The ongoing Covid-19 pandemic, and global measures taken in response thereto have adversely impacted, and may continue to adversely impact, our operations and financial results.
The Covid-19 pandemic has had, and may continue to have, a material adverse impact on our supply chain, operations, and initially on customer demand. As a result of the Covid-19 pandemic, governmental authorities worldwide have imposed mandatory closures, stay-at-home orders, and social distancing protocols that significantly limit the movement of people, goods, and services or otherwise restrict normal business operations or consumption patterns. Our compliance with these measures has disrupted, and may continue to disrupt, our business and operations, as well as that of our key customers and suppliers. Additionally, to support the health and well-being of our employees, our work force has spent a significant amount of time working remotely which has impacted our day-to-day operations, our ability to meet customers’ demand and create future sales and business opportunities. The Covid-19 pandemic has resulted in slower growth and demand for our products and may continue to impact our revenues in the following quarters, mainly contingent on the duration of the global economic downturn. In addition, since the outbreak and the restrictions on travel, our ability to travel to customers, manufacturing facilities and to suppliers has been limited and our marketing activities, exhibitions and shows have also been significantly reduced, or have been held virtually. We also have had disruption to our manufacturing in Vietnam during the third quarter of 2021 which led to a reduction of our supply in the third and fourth quarter 2021.
The full extent of the effects Covid-19 will have on our business depends on numerous evolving factors that we may not be able to currently accurately predict, including: the duration and scope of the pandemic; governmental, business and individual responses to the pandemic; the effect on our customers and customer demand for our products, disruptions or restrictions on our employees’ ability to work and travel, availability and long-term effectiveness of Covid-19 vaccination, especially in light of its recent, more contagious mutation.
More generally, the Covid-19 pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets, which may continue to adversely affect demand for our products and could adversely affect our results and financial condition in subsequent quarters. For example, some of our customers could potentially experience financial difficulties, which in turn could hinder us in collecting receivables as well as cause a decrease in the demand for our products which could negatively affect our revenues. Additionally, some of our suppliers may experience delivery delays or financial difficulties, resulting in supply constraints and increased costs or delays to our productions. Furthermore, we may experience delays in timely delivery of our products to our customers, exposing us to cancellations of orders and/or potential liquidated damages resulting from our inability to timely deliver our products.
The unprecedented and continuously evolving nature of Covid-19, other pandemics or epidemics, could also have the effect of amplifying many of the other risks described in or incorporated by reference in this prospectus supplement.
We are subject to risks related to corporate social responsibility
We are facing increasing scrutiny related to our environmental, social and governance (“ESG”) practices and requested disclosures by institutional and individual investors who are increasingly using ESG screening criteria in making investment decisions. Our disclosures on these matters or a failure to satisfy evolving stakeholder expectations for ESG practices and reporting may potentially harm our reputation and impact relationships with investors. Certain market participants including major institutional investors use third-party benchmarks or scores to measure our ESG practices in making investment decisions. Furthermore, some of our customers and suppliers evaluate our ESG practices or request that we adopt certain ESG policies as a condition of awarding contracts. In addition, our failure or perceived failure to pursue or fulfill our goals, targets and objectives or to satisfy various reporting standards within the timelines we announce, or at all, could expose us to government enforced actions and/or private litigation. As ESG best-practices, reporting standards and disclosure requirements continue to develop, we may incur increasing costs related ESG monitoring and reporting.

Risks Related To Intellectual Property
If we fail to protect, or incur significant costs in defending our intellectual property and other proprietary rights, our business and results of operations could be materially harmed.
Our success depends to a significant degree on our ability to protect our intellectual property and other proprietary rights. We rely on a combination of patents, trademarks, copyrights, trade secrets, and unfair competition laws, as well as confidentiality and license agreements and other contractual provisions with our customers, suppliers, employees, and others, to establish and protect our intellectual property and other proprietary rights. Our ability to enforce these rights is subject to litigation risks, as well as uncertainty as to the enforceability of our intellectual property rights in various countries, specifically, claims that our intellectual property rights are invalid or unenforceable. Our assertion of intellectual property rights may result in another party seeking to assert claims against us, which could harm our business. Our inability to enforce our intellectual property rights under any of these circumstances can harm our competitive position and business.
We have applied for patents in the U.S., Europe, and China, some of which have been issued. We cannot guarantee that any of our pending applications will be approved or that our existing and future intellectual property rights will be sufficiently broad to protect our proprietary technology. Any failure to obtain such approvals or finding that our intellectual property rights are invalid or unenforceable could force us to, among other things, rebrand or re-design our affected products. In countries where we have not applied for patent protection or where effective intellectual property protection is not available to the same extent as in the U.S., we may be at greater risk that our proprietary rights will be misappropriated, infringed, or otherwise violated.
Our intellectual property may be stolen or infringed upon. In fact, as further detailed in Item 3 —  “Legal Proceedings” of Part I of our Annual Report on Form 10-K for the year ended December 31, 2021, we are engaged in several legal proceedings related to intellectual property. Litigation proceedings are inherently uncertain, and adverse rulings may occur, including monetary damages, injunction stopping us from manufacturing or selling certain products, or requiring other remedies. These lawsuits are intended to protect our significant investment in our intellectual property but they also may consume management and financial resources for long periods of time and may not result in favorable outcome for us, which may adversely affect our business, results of operations or financial condition.
Third parties may assert that we are infringing upon their intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate.
Our competitors and other third parties hold numerous patents related to technology used in our industry. Occasionally, we may also be subject to claims of intellectual property right infringement and related litigation, and, as we gain greater recognition in the market, we face a higher risk of being the subject to claims of violation of others’ intellectual property rights. For example, in May 2019, we were served with three lawsuits by Huawei Technologies Co., Ltd., a Chinese entity (“Huawei”), against our two Chinese subsidiaries and our equipment manufacturer in China. The lawsuits, filed in the Guangzhou intellectual property court, alleged infringement of three patents and asked for an injunction to manufacture, use, sale and offer for sale, and damages. In August, 2020 a first-instance judgment was issued ordering the three defendants to collectively pay damages in the amount of approximately $1.6 million (including court fees) and our appeal to the Supreme People’s Court was denied in December 2021, rendering a payment due by us to Huawei in the amount of $1.6 million. The judgement became enforceable in February 2022. The other two lawsuits are still pending appeal at the Supreme Court level. Please see Item 3 — “Legal Proceedings” of Part I of our Annual Report on Form 10-K for the year ended December 31, 2021 for additional information.
Although we are certain that we have meritorious defenses to the claims, responding to such claims can be time consuming, divert management’s attention and resources and may cause us to incur significant expenses in litigation or settlement. While we believe that our products and technology do not infringe in any material respect upon any valid third-party intellectual property rights, we cannot be certain of successfully defending against any such claims. If we do not successfully defend or settle an intellectual property claim, we could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content, or brands. To avoid a prohibition, we could seek a license from the applicable third party, which could require us to pay significant royalties, increasing our operating expenses. If a license is unavailable at all or unavailable on reasonable terms, we may be required to develop or license a non-violating alternative, either of which could require significant effort and expense. If we cannot license or develop a non-violating alternative, we could be forced to modify, limit or, in extreme cases, stop manufacturing and sales of our affected products in the relevant country and may be unable to effectively compete. Any of these results could adversely affect our business, financial condition, and results of operations.
We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.
We enter into agreements with our employees pursuant to which they agree that any inventions created in the scope of their employment or engagement are assigned to us or owned exclusively by us, depending on the jurisdiction, without the employee retaining any rights. A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967 (the “Patent Law”), inventions conceived by an employee during the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “Committee”), a body constituted under the Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. Case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined the method for calculating this Committee-enforced remuneration, but rather uses the criteria specified in the Patent Law. Although our employees have agreed that any rights related to their inventions are owned exclusively by us, we may face claims demanding remuneration in consideration for such acknowledgement. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.
If our goodwill or other intangible assets become impaired, our financial condition and results of operations could be negatively affected.
Due to our latest acquisitions, goodwill and other intangible assets totaled approximately $188.5 million, or approximately 6.5% of our total assets, as of December 31, 2021. We test our goodwill for impairment at least annually, or more frequently if an event occurs indicating the potential for impairment, and we assess on an as-needed basis whether there have been impairments in our other intangible assets, which include complex, and often subjective, assumptions and estimates. These assumptions and estimates can be affected by a variety of external factors such as industry and economic trends, and internal factors such as changes in our business strategy or our internal forecasts. To the extent that the factors described above change, we could be required to record additional non-cash impairment charges in the future, which could negatively affect our financial condition and results of operations.
Risks Related to the Ownership of Our Common Stock and this Offering
We cannot assure you that our stock price will not decline or not be subject to significant volatility.
Shares of our common stock were sold in our initial public offering in March 2015 at a price of $18.00 per share, and during the year ended December 31, 2021, the reported high and low prices of our common stock ranged from $199.33 to $389.71 per share. As further detailed in the Performance Graph in Item 5 of Part II of our Annual Report on Form 10-K for the year ended December 31, 2021, the price of our Common Stock in 2021 was highly volatile and may fluctuate in response to our results of operations in future periods or due to other factors, including factors specific to companies in our industry, many of which are beyond our control. As a result, our share price may experience significant volatility and may not necessarily reflect the value of our expected performance. Among other factors that could affect our stock price are:
•
the addition or loss of significant customers;

•
changes in laws or regulations applicable to our industry, products or services;

•
speculation about our business in the press or the investment community;

•
price and volume fluctuation in the overall stock market;

•
volatility in the market price and trading volume of companies in our industry or companies that investors consider comparable;

•
share price and volume fluctuations attributable to inconsistent trading levels of our shares;

•
our ability to protect our intellectual property and other proprietary rights;

•
sales of our common stock by us or our significant stockholders, officers and directors;

•
the expiration of contractual lock-up agreements;

•
success of competitive products or services;

•
the public’s response to press releases or other public announcements by us or others, including our filings with the SEC, announcements relating to litigation or significant changes to our key personnel;

•
the effectiveness of our internal controls over financial reporting;

•
changes in our capital structure, such as future issuances of debt or equity securities;

•
our entry into new markets;

•
tax developments in the U.S., Europe, or other markets;

•
conversion of all or a portion of the Notes;

•
strategic actions by us or our competitors, such as acquisitions or restructurings; and

•
changes in accounting principles.

Further, the stock markets have experienced extreme price and volume fluctuations unrelated or disproportionate to the operating performance of affected companies. In addition, the stock prices of many renewable energy companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions such as recessions, changes in U.S. regulations and policies with respect to renewable energy, interest rate changes, or international currency fluctuations, may cause the market price of our common stock to decline. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation, of which we may be the target in the future. Securities litigation against us could result in substantial cost and divert our management’s attention from other business concerns, which could seriously harm our business.
Provisions in our certificate of incorporation and by-laws may have the effect of delaying or preventing a change of control or changes in our management.
Our certificate of incorporation and by-laws contain provisions that could depress the trading price of our common stock by discouraging, delaying, or preventing a change of control of our Company or changes in our management that the stockholders of our Company may believe advantageous. These provisions include:
•
authorizing “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

•
providing for a classified board of directors with staggered, three-year terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

•
not providing for cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•
limiting the ability of stockholders to call a special stockholder meeting;

•
prohibiting stockholders from acting by written consent;

•
establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

•
the removal of directors only for cause and only upon the affirmative vote of the holders of at least a majority in voting power of all the then-outstanding shares of common stock of the Company entitled to vote thereon, voting together as a single class;

•
providing that our board of directors is expressly authorized to amend, alter, rescind or repeal our by-laws; and

•
requiring the affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of common stock, voting as a single class, to amend provisions of our certificate of incorporation relating to our common and preferred stock, our board of directors, stockholder action by written consent, calling special meetings of stockholders, or to amend, alter, rescind, or repeal certain provisions of our by-laws.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), which generally prohibits a Delaware corporation from engaging in a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder becomes an “interested” stockholder.
Our certificate of incorporation includes a forum selection clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or by-laws, or (iv) any action asserting a claim governed by the internal affairs doctrine, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. This forum selection provision may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. It is also possible that, notwithstanding the forum selection clause that is included in our certificate of incorporation, a court outside of Delaware could rule that such a provision is inapplicable or unenforceable.
We do not intend to pay any cash dividends on our common stock in the foreseeable future.
We have never declared or paid any dividends on our common stock and currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and organizational documents. As a result, capital appreciation in the price of our common stock, if any, may be your only source of gain on an investment in our common stock.
Future sales of our common stock in the public market could lower the market price for our common stock.
Future issuances or sales of our common stock could reduce the market price of our common stock. A substantial number of the outstanding shares of our common stock are, and the shares of common stock sold in this offering will be, freely tradable without restriction or further registration under the Securities Act. As of December 31, 2021, 2,342,847 shares of common stock were subject to outstanding option and restricted share unit awards under our share incentive plans, of which 373,664 shares of common stock were issuable with respect to options that were vested and exercisable and 2,276,810 shares of common stock were issuable upon conversion of our 0.000% Convertible Senior Notes due 2025.
In the future, we may issue shares of our common stock for a variety of corporate purposes, including capital raising activities, exercise of outstanding options, acquisitions of assets or technologies or for other purposes. The number of shares of our common stock that we may issue in the future may be significant as a percentage of our then-outstanding shares.
We will have broad discretion as to the use of the proceeds we receive from this offering and may not use them effectively.
We will retain broad discretion to use the net proceeds to us from this offering for general corporate purposes, which may include, among other things, acquisitions. Pending these uses, we may temporarily use proceeds from this offering to invest in high-quality, short-term fixed income instruments which include corporate, financial institution, federal agency or U.S. government obligations. Accordingly, you will be relying upon the judgment of our management with respect to the use of the net proceeds from this offering. Our management may spend a portion or all of the net proceeds we receive from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.

Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $      ($      if the underwriters’ option to purchase additional common stock is exercised in full), after deducting the underwriters’ discount and estimated offering expenses payable by us.
We expect to use the net proceeds from this offering for general corporate purposes, which may include acquisitions. However, we do not have agreements or commitments for any acquisitions at this time. Pending these uses, we intend to invest the net proceeds in high-quality, short-term fixed income instruments which include corporate, financial institution, federal agency or U.S. government obligations. Accordingly, we will retain broad discretion over the use of these proceeds.

Capitalization
The following table presents our capitalization on:
•
an actual basis as of December 31, 2021; and

•
on an adjusted basis as of December 31, 2021 to give effect to this offering (assuming no exercise of the underwriters’ option to purchase additional common stock).

You should read the information below in conjunction with the section entitled “Use of Proceeds,” the consolidated financial statements and related notes incorporated by reference herein and the other financial information included or incorporated by reference in this prospectus supplement or the accompanying prospectus.
	As of December 31, 2021
(in thousands)	Actual	As Adjusted
Cash and cash equivalents	$530,089	$1,095,684
Short-term restricted bank deposits	349	349
Long-term restricted bank deposits	1,510	1,510
Short-term marketable securities	167,728	167,728
Long-term marketable securities	482,228	482,228
Total cash and cash equivalents, short-term and long-term restricted bank deposits and short-term and long-term marketable securities	1,181,904	1,747,499
Debt:
Current maturities of bank loan and accrued interest	148	148
Long term loan	1,282	1,282
0.000% convertible senior notes due 2025	621,535	621,535
Total debt	622,965	622,965
Stockholders’ equity:
Preferred Stock: par value $0.0001 per share – Authorized: 95,000,000; no shares of preferred stock are issued and outstanding	—	—
Common Stock: par value $0.0001 per share – Authorized: 125,000,000 shares; issued and outstanding: 52,815,395 and 54,815,395 shares actual and as adjusted, respectively(1)	5	5
Additional paid-in capital	687,295	1,252,890
Accumulated other comprehensive loss	(27,319)	(27,319)
Retained earnings	650,058	650,058
Total stockholders’ equity	1,310,039	1,875,634
Total capitalization	$1,933,004	$2,498,599

(1)
Calculated based on 52,815,395 shares outstanding as of December 31, 2021, excluding shares of common stock issuable under our share incentive plans including our employee stock purchase plan, and shares of common stock issuable upon conversion of our 0.000% Convertible Senior Notes due 2025. As of December 31, 2021, 2,342,847 shares of common stock were subject to outstanding option and restricted share unit awards under our share incentive plans, of which 373,664 shares of common stock were issuable with respect to options that were vested and exercisable and 2,276,810 shares of common stock were issuable upon conversion of our 0.000% Convertible Senior Notes due 2025.

Underwriting
We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are the representatives of the underwriters (the “Representatives”).
Underwriters	Number of Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Total
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional 300,000 shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 300,000 additional shares.
Paid by the Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $11.80 per share from the initial public offering price. After the initial offering of the shares, the Representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We, our officers, directors, and holders of substantially all of our common stock have agreed with the underwriters, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement (the “clear market period”), except with the prior written consent of the Representatives. These restrictions terminate after the close of trading of our common stock on and including the 60th day after the date of this prospectus supplement, and are subject to certain specified exceptions.
Our common stock is listed on the NASDAQ Global Select Market under the symbol “SEDG”. The last reported sale price of our common stock on March 16, 2022 was $334.16 per share.
In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.
Australia
This prospectus:
•
does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.
As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue and sale of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument

31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Dubai International Financial Centre (“DIFC”)
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common stock may be made at any time under the following exemptions under the EU Prospectus Regulation:
a)
to any legal entity which is a “qualified investor” as defined in the EU Prospectus Regulation;

b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

c)
in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

d)
provided that no such offer of shares shall result in a requirement for us or any of the Representatives to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the EU Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Representatives and us that it is a qualified investor within the meaning of Article 2 of the EU Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the EU Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in a Relevant

Member State to qualified investors as so defined or in circumstances in which the prior consent of the Representatives has been obtained to each such proposed offer or resale.
The Company, the Representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Representatives of such fact in writing may, with the prior consent of the Representatives, be permitted to acquire shares of our common stock in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.
Hong Kong
The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Israel
The shares offered by this prospectus supplement have not been approved or disapproved by the Israel Securities Authority (the “ISA”) nor have such shares been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus that has been approved by the ISA. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing this prospectus supplement, nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered.
This document does not constitute a prospectus under the Israeli Securities Law and has not been filed with or approved by the ISA. In the State of Israel, this document may be distributed only to, and may be directed only at, and any offer of the shares may be directed only at, (i) to the extent applicable, a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law (the “Addendum”), consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.
Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
United Kingdom
An offer to the public of any shares may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares may be made at any time under the following exemptions under the UK Prospectus Regulation:
a)
to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;

b)
to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the Representatives for any such offer; or

c)
in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of shares shall result in a requirement for us or any Representative to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Representatives and us that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the Representatives has been obtained to each such proposed offer or resale.
We, the Representatives and our and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the Representatives of such fact in writing may, with the prior consent of the Representatives, be permitted to acquire shares in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.
This prospectus supplement is only being distributed to and is only directed at: (A) persons who are outside the United Kingdom; or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $805,000.
We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain U.S. Federal Income Tax Considerations to Non-U.S. Holders
The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. Holders that acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. Holder” generally means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) or any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial opinions, published positions of the IRS, and other applicable authorities, all of which are subject to change, possibly with retroactive effect, or interpreted differently by the IRS or a court so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not constitute tax advice concerning the acquisition, ownership or disposition of shares of our common stock offered hereby and does not address all aspects of U.S. federal income tax consequences, such as Medicare taxes imposed on net investment income and the alternative minimum tax, nor does it address any aspect of U.S. federal estate and gift, state, local, or non-U.S. taxes. In addition, this discussion does not deal with all tax consequences that may be relevant to particular non-U.S. Holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws, such as:
•
insurance companies;

•
tax-exempt organizations;

•
financial institutions;

•
brokers or dealers in securities or currencies or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•
regulated investment companies or real estate investment trusts;

•
controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax and qualified foreign pension funds;

•
pass-through entities and investors in pass-through entities;

•
persons required to accelerate the recognition of any item of gross income with respect to the shares as a result of such income being recognized on an applicable financial statement;

•
persons that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment;

•
persons that own or are deemed to own, actually or constructively, more than 5% of our common stock for U.S. federal income tax purposes; and

•
U.S. expatriates.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

We have not sought, and will not seek, any ruling from the IRS with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY, IS NOT TAX ADVICE, AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THERETO.
Dividends
Subject to the discussion in the following paragraph, any distribution we make to a non-U.S. Holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will generally be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. Holder provides proper certification of its eligibility for such reduced rate (including providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation)). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the non-U.S. Holder’s adjusted basis in its shares of our common stock and, to the extent in excess of the adjusted basis, as gain from the sale or exchange of such stock (which would be subject to tax in the manner described under “Gain or Sale or Other Disposition of Common Stock” below).
Dividends we pay to a non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment) will not be subject to the U.S. withholding tax above if the non-U.S. Holder complies with applicable certification and disclosure requirements (including providing a valid IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, generally in the same manner as if the non-U.S. Holder were a resident of the United States. Dividends received by a non-U.S. Holder that is a corporation for U.S. federal income tax purposes that are effectively connected with its conduct of a trade or business within the United States may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).
Gain on Sale or Other Disposition of Common Stock
In general, subject to the discussion below under “Backup Withholding, Information Reporting and Other Reporting Requirements” and “Foreign Account Tax Compliance Act,” a non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of the non-U.S. Holder’s shares of our common stock unless:
•
the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. Holder);

•
the non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

If a non-U.S. holder is described in the first bullet point above, it will be subject to tax on its net gain, generally in the same manner as if it were a U.S. person as defined under the Code. In addition, if a non-U.S.

holder described in the first bullet point above is a foreign corporation, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.
Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules than those set forth in this section.
Backup Withholding, Information Reporting and Other Reporting Requirements
We (or another applicable withholding agent) must report annually to the IRS, and to each non-U.S. Holder, the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established.
A non-U.S. Holder will generally be subject to backup withholding on dividends on our common stock paid to such holder (at the applicable rate), unless such holder certifies under penalties of perjury that, among other things, it is a not a U.S. person (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), and otherwise complies with all applicable legal requirements.
Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. Holder sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. Holder to the IRS and also backup withhold on that amount, unless such non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person). Information reporting will also apply if a non-U.S. Holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder can be credited against the non-U.S. Holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (which we refer to as “FATCA”) provides that a 30% withholding tax will be imposed on certain payments (including dividends as well as gross proceeds from sales or other dispositions of stock giving rise to such dividends) made to a foreign financial institution (as specifically defined in the Code) and certain other foreign entities if such entity fails to satisfy certain disclosure and reporting rules or otherwise qualify for an exemption from these rules. FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, then pursuant to an agreement between it and the United States Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is a resident and the United States Treasury, it must, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.
Pursuant to proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments, including stock. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.
Non-U.S. Holders should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Legal Matters
Certain legal matters in connection with this offering will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. The underwriters have been represented by O’Melveny & Myers LLP, San Francisco, California.
Experts
The consolidated financial statements of SolarEdge Technologies, Inc. appearing in SolarEdge Technologies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of SolarEdge Technologies, Inc.’s internal control over financial reporting as of December 31, 2021, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Where You Can Find Additional Information
We “incorporate by reference” certain information of ours in this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except any information that is superseded by information that is included directly in this prospectus supplement or in a document subsequently filed with the SEC.
This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the termination of an offering of securities, except that we are not incorporating by reference any information furnished (and not filed) with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:
•
our Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 22, 2022; and

•
the portions of our Definitive Proxy Statement on Schedule 14A, filed on April 22, 2021, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020, as amended.

In addition to the foregoing, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.
The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to the public free of charge on the investor relations portion of our website www.solaredge.com. Information on our website is not incorporated by reference herein and is not otherwise intended to be part of this prospectus supplement.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
SolarEdge Technologies, Inc.
1 HaMada Street
Herziliya Pituach, Israel, 4673335
Attention: Corporate Secretary
Phone: +972-9-957-6620

PROSPECTUS
SOLAREDGE TECHNOLOGIES, INC.
COMMON STOCK
This prospectus provides a general description of the common stock that we may offer from time to time. Each time any securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our securities.
Our common stock is listed on the NASDAQ Global Select Market under the symbol “SEDG”.
Investing in our securities involves risks. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page 5 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.
Prospectus dated February 22, 2022

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.
This prospectus provides a general description of the securities that may be offered. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. In each prospectus supplement we will include the following information:
•
the amount of securities that we propose to sell;

•
the initial public offering price of the securities;

•
the names of any underwriters or agents through or to which we will sell the securities;

•
any compensation of those underwriters or agents; and

•
information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement also may add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus or any accompanying prospectus supplement does not offer to sell or ask for offers to buy any securities other than those to which it relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus, any accompanying prospectus supplement or any document incorporated by reference in each of them is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus, except as otherwise indicated or as the context otherwise requires, the words “SolarEdge Technologies, Inc.” refer to SolarEdge Technologies, Inc., Inc. on an unconsolidated basis and the words “SolarEdge,” “we,” “us,” “our,” the “Company” and “ours” refer to SolarEdge Technologies, Inc. and its consolidated subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC, and we have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities described in this prospectus, you should refer to the registration statement, its exhibits and schedules and our reports, proxies, information statements and other information filed with the SEC. Our filings are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. Our filings are also available, free of charge, on our website at https://investors.solaredge.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website does not constitute a part of this prospectus or any applicable prospectus supplement (or any document incorporated by reference herein or therein).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except any information that is superseded by information that is included in a document subsequently filed with the SEC.
This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus until the termination of an offering of securities, except that we are not incorporating by reference any information furnished (and not filed) with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K:
•
our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on February 22, 2022 (including the portions of our proxy statement for our 2022 annual meeting of stockholders incorporated by reference therein); and

•
the description of our common stock contained in our Registration Statement on Form 8-A filed on March 24, 2015 filed pursuant to Section 12(b) of the Exchange Act and any amendment or report updating such description, including Exhibit 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 19, 2021.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.
A copy of any document incorporated by reference in this prospectus may be obtained at no cost by writing or telephoning us at the following address and telephone number:
1 Hamada Street
Herziliya Pituach, Israel, 4673335.
Attention: Corporate Secretary
Phone: (510) 498-3200
We maintain a website at www.solaredge.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our website and the information contained on that website, or connected to that website, are not incorporated by reference in this prospectus.
You may read and copy any materials we file with the SEC at the SEC’s website mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement, including the documents incorporated by reference herein, and any related free-writing prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, product development, financing and investment plans, competitive position, industry and regulatory environment, potential growth opportunities, and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “seek,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or similar expressions and the negatives of those terms.
Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this filing. Important factors that could cause actual results to differ materially from our expectations include:
•
existing and future responses to and effects of Covid-19;

•
future demand for solar energy solutions;

•
changes to net metering policies or the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar energy applications;

•
changes in the U.S. trade environment, including the imposition of import tariffs;

•
federal, state and local regulations governing the electric utility industry with respect to solar energy;

•
the retail price of electricity derived from the utility grid or alternative energy sources;

•
interest rates and supply of capital in the global financial markets in general and in the solar market specifically;

•
competition, including introductions of power optimizer, inverter and solar PV system monitoring products by our competitors;

•
developments in alternative technologies or improvements in distributed solar energy generation;

•
historic cyclicality of the solar industry and periodic downturns;

•
defects or performance problems in our products;

•
our ability to forecast demand for our products accurately and to match production with demand;

•
our dependence on ocean transportation to deliver our products in a cost-effective manner;

•
our dependence upon a small number of outside contract manufacturers and limited or single source supplier;

•
capacity constraints, delivery schedules, manufacturing yields and costs of our contract manufacturers and availability of components;

•
delays, disruptions and quality control problems in manufacturing;

•
shortages, delays, price changes or cessation of operations or production affecting our suppliers of key components;

•
business practices and regulatory compliance of our raw material suppliers;

•
performance of distributors and large installers in selling our products;

•
our customers’ financial stability, creditworthiness and debt leverage ratio;

•
our ability to retain key personnel and attract additional qualified personnel;

•
our ability to effectively design, launch, market and sell new generations of our products and services;

•
our ability to maintain our brand and to protect and defend our intellectual property;

•
our ability to retain, and events affecting, our major customers;

•
our ability to manage effectively the growth of our organization and our expansion into new markets;

•
our ability to integrate acquired businesses;

•
fluctuations in global currency exchange rates;

•
unrest, terrorism or armed conflict in Israel;

•
general economic conditions in our domestic and international markets;

•
consolidation in the solar industry among our customers and distributors;

•
our ability to service our debt; and

•
the factors set forth under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the SEC.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements, which are discussed in this prospectus and in our filings with the SEC, including in the sections titled “Risk Factors.”
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update publicly any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statement, for any reason after the date of this prospectus, even if new information becomes available in the future.

THE COMPANY
General
We are a leading provider of an optimized inverter solution that changed the way power is harvested and managed in photovoltaic (also known as PV) systems. Our direct current or DC, optimized inverter system maximizes power generation while lowering the cost of energy produced by the PV system, for improved return on investment. Additional benefits of the DC optimized inverter system include comprehensive and advanced safety features, improved design flexibility, and improved operating and maintenance, with module-level and remote monitoring. The typical SolarEdge optimized inverter system consists of inverters, power optimizers, a communication device which enables access to a cloud-based monitoring platform and in many cases, additional smart energy management solutions. Our solutions address a broad range of solar market segments, from residential solar installations to commercial and small utility-scale solar installations. Since we began commercial shipments in 2010, we have shipped approximately 29.5 gigawatts of our DC optimized inverter systems and our products have been installed in solar PV systems in 133 countries.
Since introducing the optimized inverter solution in 2010, SolarEdge has expanded its activity to other areas of smart energy technology, both through organic growth and through acquisitions. By leveraging world-class engineering capabilities and with a relentless focus on innovation, SolarEdge now offers energy solutions which include not only residential, commercial, and large scale PV systems but also product offerings in the areas of energy storage systems and backup, electric vehicle, or EV components and charging capabilities, home energy management, grid services and virtual power plants, lithium-ion batteries and uninterrupted power supply, known as UPS solutions.
We primarily sell our products indirectly to thousands of solar installers through large distributors and electrical equipment wholesalers and directly to large solar installers and engineering, procurement, and construction firms. Our customers include leading providers of solar PV systems to residential and commercial end users, key solar distributors, and electrical equipment wholesalers as well as several PV module manufacturers that offer PV modules with our power optimizer physically embedded into their modules.
As of December 31, 2021, we have shipped in the aggregate approximately 83.9 million power optimizers and 3.5 million inverters. More than 2.45 million solar PV installations, many of which may include multiple inverters, are currently connected to, and monitored through, our cloud-based monitoring platform.
Corporate Information
We were incorporated in Delaware in 2006. Our principal executive offices are located at 1 HaMada Street, Herziliya Pituach 4673335, Israel and our telephone number at this address is 972 (9) 957-6620. Our website is www.solaredge.com.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face.
For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale by us of the securities to which this prospectus relates will be used for general corporate purposes, which may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use. When we offer and sell the securities to which this prospectus relates, the prospectus supplement related to such offering will set forth our intended use of the proceeds, if any, received from the sale of such securities.

DESCRIPTION OF CAPITAL STOCK
Common Stock
Voting Rights.   The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to our amended and Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation. Holders of our common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the combined voting power of our common stock could, if they so choose, elect all the directors.
Dividend Rights.   Holders common stock are entitled to receive dividends if, as and when declared by our board of directors, out of our legally available assets, in cash, property, shares of our common stock or other securities, after payments of dividends required to be paid on outstanding preferred stock, if any.
Liquidation Rights.   Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of the common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.
Other Matters.   Our Certificate of Incorporation does not entitle holders of our common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.
Authorized but Unissued Preferred Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Select Market, which apply as long as our common stock is listed on the NASDAQ Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of our common stock. These additional authorized shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.
Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our Certificate of Incorporation authorizes our board of directors to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our board of directors also is able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any vote or action by stockholders.
The existence of unissued and unreserved common stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our By-laws
Certain provisions of Delaware law, our Certificate of Incorporation and our By-laws could make the acquisition of the Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

Authorized but Unissued Shares; Undesignated Preferred Stock.   The authorized but unissued shares of our common stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Board Classification.   Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our Certificate of Incorporation and By-laws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.
No Cumulative Voting.   Our Certificate of Incorporation does not provide that stockholders are permitted to cumulate votes in the election of directors.
Special Meetings of Stockholders.   Our By-laws provide that special meetings of our stockholders may be called only by our board of directors. at the request of holders of not less than a majority of the combined voting power of our common stock. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.
Stockholder Action by Written Consent.   Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our Certificate of Incorporation precludes stockholder action by written consent.
Advance Notice Requirements for Stockholder Proposals and Nomination of Directors.   Our By-laws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder’s notice needs to be sent to and received at our principal executive offices no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 30 days after the anniversary of the immediately preceding annual meeting of stockholders, such notice will be timely only if received no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the date on which a public announcement of the date of the annual meeting was made by us. Our By-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of the Company.
Removal of Directors; Vacancies.   Under the DGCL, unless otherwise provided in our Certificate of Incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our Certificate of Incorporation provides that directors may only be removed for cause, and only by the affirmative vote of holders of at least a majority in voting power of all the then-outstanding shares of common stock of the Company entitled to vote thereon, voting together as a single class. In addition, our Certificate of Incorporation also provides that any newly created directorship on our board of directors that result from an increase in the number of directors and any vacancy occurring in our board of directors may only be filled by a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (and not by the stockholders).
Supermajority Provisions.   Our Certificate of Incorporation and By-laws provide that our board of directors is expressly authorized to alter, amend, rescind or repeal, in whole or in part, our By-laws without a stockholder vote in any matter not inconsistent with Delaware law and our Certificate of Incorporation. Any amendment, alteration, rescission or repeal of our By-laws by our stockholders requires the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that the following provisions in our Certificate of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class:
•
the provisions in Article IV of the Certificate of Incorporation, which article relates to the Company’s common and preferred stock;

•
the provisions in Article V of the Certificate of Incorporation, which article relates to the board directors;

•
the provisions in Article VI of the Certificate of Incorporation, which article relates to stockholder action by written consent;

•
the provisions in Article VII of the Certificate of Incorporation, which article relates to special meetings of stockholders; and

•
the provisions in Article IX of the Certificate of Incorporation, which article relates to amendments to the Certificate of Incorporation and By-laws.

Section 203 of the Delaware General Corporation Law.   We are subject to Section 203 of the DGCL, which provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
•
prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent; or

•
by the affirmative vote of 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.

PLAN OF DISTRIBUTION
We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. The prospectus supplement will include the following information:
•
the names of any underwriters, dealers or agents;

•
the purchase price of securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•
the net proceeds to us from the sale of securities;

•
any delayed delivery arrangements;

•
any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any commissions paid to agents.

Sale Through Underwriters or Dealers
If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. If we utilize an underwriter or underwriters in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them. Any underwriters will use the prospectus supplement to make sales of the securities in respect of which this prospectus is delivered to the public.
We may make sales of our common stock to or through one or more underwriters, dealers or agents in at-the-market offerings and will do so pursuant to the terms of a distribution agreement between the underwriters, dealers or agents and us. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters, dealers or agents, which may act on an agency basis or on a principal basis. During the term of any such distribution agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters, dealers or agent. The distribution agreement may provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding net proceeds to us or commissions to be paid are impossible to determine and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters, dealers or agents may agree to solicit offers to purchase, blocks of our common stock. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter, dealer or agent acts as principal pursuant to the terms of a distribution agreement, or if we offer to sell shares of our common stock through another dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our common stock. We will describe any such activities in the prospectus supplement relating to the transaction. To the extent that any named dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such dealer or agent will not engage in any such stabilization transactions.
In connection with any particular offering pursuant to this shelf registration statement, an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

Over-allotment involves sales by an underwriter of shares in excess of the number of shares an underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.
Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
Penalty bids permit representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.
If we use dealers in the sale of securities, we will sell the securities to the dealers as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
We may sell the securities directly, without the involvement of underwriters or agents. We also many sell the securities through agents we designate from time to time, who may be deemed to be underwriters as that term is defined in the Securities Act. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement would describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.
In order to comply with the securities laws of some states, if applicable, securities must be sold in those states only through registered or licensed brokers or dealers. In addition, some states may restrict us from selling securities unless the securities have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL MATTERS
Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the securities being offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.
EXPERTS
The consolidated financial statements of SolarEdge Technologies, Inc. as of December 31, 2021, December 31, 2020 and December 31, 2019 and for the fiscal years ended as of December 31, 2021, December 31, 2020 and December 31, 2019, and the effectiveness of internal control over financial reporting of SolarEdge Technologies, Inc. as of December 31, 2021 have been incorporated by reference herein and in the registration statement in reliance upon the reports of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

2,000,000 Shares of Common Stock
SolarEdge Technologies, Inc.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley

The date of this prospectus supplement is March   , 2022